                            Exhibit 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Successfully Completes Planned Refinancing

Amended and expanded Credit Agreement and new accounts receivable facility provides lower cost debt, financial flexibility and enables a covenant-lite financing structure

BUFFALO, NY, June 26, 2023 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced that it amended and expanded its Credit Agreement to increase its Term Loan B borrowings by an additional $75 million under the agreement (“Incremental Term Loan B”). Following the amendment, total borrowings under the Term Loan B, which matures in May 2028, are approximately $537.6 million.
In addition, the Company closed on a new accounts receivable securitization credit facility (“Credit and Security Agreement”) that enables borrowings up to $55 million at 1-month SOFR plus a SOFR credit spread adjustment of 10 basis points plus 110 basis points, or approximately 6.20% as of today. The Credit and Security Agreement matures on June 19, 2026.

The Company used the net proceeds from the Incremental Term Loan B and a draw of $45 million under the Credit and Security Agreement to pay off outstanding revolving credit facility borrowings and certain fees and expenses, which outstanding borrowings were used to fund the montratec® GmbH acquisition on May 31, 2023.

Gregory P. Rustowicz, Chief Financial Officer, commented, “By adding the new Credit and Security Agreement, expanding our Term Loan B and paying off the revolver draw, we both reduced our cost of debt and the need for testing compliance with our financial covenant under our Credit Agreement. We have a strong cash generating business, are highly disciplined in our capital allocation and carefully manage our capital structure. We believe our financial strategy is integral to our strategy to transform Columbus McKinnon into a higher growth, less cyclical business with stronger earnings power and a leader in intelligent motion solutions for material handling.”

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning, and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.cmco.com.
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Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the Company’s cost of debt, the execution of the Company’s strategy and further transformation of the Company and achievement of certain goals. These statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the ability of the Company to scale the organization, global economic and business conditions affecting the industries served by the Company and its subsidiaries including COVID-19, the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company’s ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded as current plans, estimates and beliefs. Except as required by applicable law, the Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Executive Vice President - Finance and CFO	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com